Exhibit 21.1
NuScale Power Corporation Subsidiaries
[Note: Roman numerals below denote the level of the subsidiary. For example, “I” represents a first-tier subsidiary of NuScale Power Corporation; “II” represents a second tier of subsidiary of NuScale Power, LLC; and ;
“III” represents a second tier of subsidiary of NuScale Power OVS, LLC]

Subsidiary Name			Percent Holding	Organized Under Laws of

I NuScale Power, LLC			100.0	Oregon
	II NuScale Power OVS, LLC		100.0	Delaware
		III NuScale Power Canada Holdings, ULC	100.0	BC, Canada
		III NuScale Investment Co., Ltd.	40.0	Korea
		III NuScale Romania S.R.L.	100.0	Romania
	II ENTRA1 NuScale LLC		50.0	Delaware